Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 11:58 AM 02/12/2021 FILED 11:58 AM 02/12/2021 SR 20210436503 – File Number 5087776	STATE of DELAWARE CERTIFICATE of INCORPORATION A STOCK CORPORATION

First - Name

The name of the Corporation is:
Pono Capital Corp

Second - Registered Agent

Its registered office in the State of Delaware is to be located at 8 The Green, Ste A, in the City of

Dover County of Kent Zip Code 19901. The registered agent in charge thereof is
A Registered Agent, Inc.

Third - Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth - Stock

The amount of the total stock this corporation is authorized to issue is 1,000 shares (number of authorized shares), with a par value of $0.000001 per share.

Fifth - Incorporator

The name and mailing address of the incorporator are as follows:

A Registered Agent, Inc. - 8 The Green, Ste A, Dover, DE 19901

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 12th day of February, A.D. 2021.

BY:
A Registered Agent, Inc., Incorporator
Patrick Brickhouse, Assistant Secretary